Exhibit 99.9

Cord Blood America, Inc. Announces Resignation of Interim President

July 11, 2017 - Cord Blood America, Inc. (www.cordblood-america.com) (OTC Bulletin Board: CBAI) ("CBAI" or the "Company") today announced that Stephen Morgan will resign from his positions as Interim President, General Counsel, and Corporate Secretary effective July 19, 2017, in order to pursue other career opportunities in his home state of Minnesota where he can devote more time to his family. Mr. Morgan will be available to assist with the transition and consult with the Company on an as needed basis. Effective July 19, 2017, the Company’s board of directors has named director and chairman of the audit committee Anthony Snow as Interim President.

Commenting on Mr. Morgan’s resignation, David Sandberg, Chairman of Cord Blood America, Inc. stated, “On behalf of our board of directors and our employees, I would like to thank Steve for his commitment and contributions to the Company.  We wish him much success in his future endeavors.”

Mr. Morgan said, “For family and personal reasons I have made the very difficult decision to resign from my position with CBAI. I would like to thank the Board for giving me the opportunity to lead the Company and remain confident that the team will continue to execute on our strategy and the Company will enjoy great success.”

About Cord Blood America, Inc.

Cord Blood America, Inc. is the parent company of CorCell Companies, Inc. which, along with Cord Blood America, Inc., facilitates umbilical cord blood and cord tissue stem cell processing and storage for expectant parents and their children. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life- saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. and CorCell Companies, Inc., visit our websites: http://www.cordblood-america.com/ for investor information and http://www.corcell.com/ for customer information.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements. We use words such as "anticipate," "believe," "expect,'' "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and Cord Blood America's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Investor Contact: investor@cordblood-america.com

SOURCE: Cord Blood America, Inc.